Exhibit 10.13

4FRONT VENTURES CORP.

SEVERANCE

GENERAL WAIVER AND RELEASE AGREEMENT

Brad Kotansky

I elect to receive the special benefits described in this 4Front Ventures Corp. Severance and General Waiver and Release Agreement and in connection therewith provide the following General Waiver and Release (“Release”):

1. Termination and Description of Special Benefits.

I understand that my employment with 4Front Ventures Corp. (including all of its subsidiaries and affiliates, collectively, “4Front”) was terminated effective as of the close of business on March 27, 2020 (the “Termination Date”). I also understand that regardless of whether I sign this Release, I will be paid my normal salary and for my 78.46 hours of unused vacation/paid time off accrued through the Termination Date, and will continue to receive health care benefits through the Termination Date so long as I continue to timely pay my portion of the premiums for such health care programs, consistent with the terms of the applicable health plan documents. I also understand that the special benefits I will receive by timely signing and not revoking this Release are as follows:

(a)

severance payments equal to six (6) months of my base salary (at the current rate of $225,000 per annum), which payments shall be equal to $112,500 in the aggregate, it being understood that all such payments will be made in accordance with 4Front’s standard payroll practices, subject to withholding for applicable taxes, with the first such payment due during the first payroll period following the date on which this Release becomes effective (with the first payment to include the payments that that would otherwise have been made prior to the initial payment date);

(b)

an additional lump sum cash payment, subject to withholding for applicable taxes, in an amount equal to (i) the monthly premium amount that is charged to COBRA qualified beneficiaries for the same medical coverage option elected by me immediately prior to the Termination Date multiplied by (ii) six (6), with such payment due during the first payroll period following the date on which this Release becomes effective; and

(c)

the accelerated vesting of options to purchase 6,250 of 4Front’s Class B Proportionate Voting Shares (which are convertible into 500,000 of 4Front’s Class A Subordinate Voting Shares) that were previously granted to me on August 22, 2019 pursuant to 4Front’s Class B Proportionate Shares Option Plan, such that after such accelerated vesting, I will have fully vested options to purchase 500,000 of 4Front’s Class A Subordinate Voting Shares on an as-converted basis (I expressly acknowledge that all such options shall remain fully vested and exercisable until their originally scheduled expiration date). An Amended and Restated Option Certificate incorporating such modifications is attached hereto as Exhibit A.

I further understand that after the Termination Date, I will be offered health benefits coverage through the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Coverage will be provided for the duration prescribed under the applicable COBRA regulations and only if I sign applicable COBRA enrollment forms and remit the required premium payments to 4Front’s COBRA administrator in a timely fashion.

2. General Release of Claims.

I hereby release the Company (as defined in paragraph 5 below) from, and covenant not to sue the Company with respect to, any and all claims I have against the Company.

3. Claims to Which Release Applies.

This Release applies both to claims which are now known or are later discovered. However, this Release does not apply to any claims that may arise after the date I execute the Release, nor does this Release apply to any claims which may not be released under applicable law.

4. Claims Released Include Age Discrimination and Employment Claims.

The claims released hereunder include, but are not limited to:

(a)

claims based on breach of contract, covenant of good faith and fair dealing, state or federal whistleblower statute or regulation, tort (including defamation, invasion of privacy, or intentional infliction of emotional distress), misrepresentation, wrongful discharge, terms and conditions of employment, discrimination, harassment, and retaliation;

(b)	claims arising under the Age Discrimination in Employment Act as amended (29 U.S.C. Section 621 et seq.);

(c)	claims arising out of or relating in any way to my employment with the Company or the conclusion of that employment or any actions or inactions of the Company relating to me in any way; and
(d)

claims arising under any federal, state or local law, regulation, ordinance or order that regulates the employment relationship and/or employee benefits (including wage claims of all types, whether for non-payment, late payment, overtime, bonuses, commissions, deductions and/or penalties).

5. Release Covers Claims Against Related Parties.

For purposes of this Release the terms “4Front” and the “Company” include 4Front and all of its past, present and future parents, subsidiaries and affiliates, and other current or former related entities thereof, and all of the past, present, and future officers, directors, employees, agents, members, insurers, legal counsel, and successors and assigns of said entities. Therefore, the claims released include claims I have against any such persons or entities.

6. The Terms “Claims” and “Release” are Construed Broadly.

As used in this Release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights,” “causes of action (whether arising in law or equity),” “damages,” “demands,” “obligations,” “grievances” and “liabilities” of any kind or character. Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.” Nothing in this Release is a waiver of my right to file any charge or complaint with administrative agencies such as the United States Equal Employment Opportunity Commission which, as a matter of law, I cannot be prohibited from or punished for filing (hereafter, “Excepted Charge”), although 4Front’s acknowledgment of this exception does not limit the scope of the waiver and release in paragraphs 2-7 herein, and I waive any right to recover damages or obtain individual relief that might otherwise result from the filing of any Excepted Charge, with regard to any claim released herein.

7. Release Binding on Employee and Related Parties.

This Release shall be binding upon me and my spouse, agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

8. Additional Consideration.

I have executed this Release in consideration for the payments and benefits described in paragraph 1 above. I acknowledge that these payments and benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from the Company. These payments and benefits are sufficient to support this Release.

9. Opportunity to Consider this Release; Consultation with Attorney.

I have read this Release and fully understand its terms. I am hereby being offered twenty-one (21) calendar days following the date on which this Release was presented to me to consider this Release. I am hereby advised in writing to consult with an attorney before signing this Release and I have done so or had the opportunity to do so.

10. All Representations in Documents.

In entering into this Release I acknowledge that I have not relied on any verbal or written representations by any Company representative other than those explicitly set forth in this Release. This Release sets forth the entire agreement between the Company and me and completely supersedes any prior agreements, oral statements or understandings concerning the termination of my employment and any benefits I might receive following that termination. This Release does not supersede my obligations and the Company’s rights under any agreement I have previously signed or executed with the Company pertaining to matters of confidentiality, intellectual property or restrictive employment covenants. I agree that I am not entitled to any other severance or benefits, vacation, bonus, commission or other payments of any kind, except those described in this Release.

11. Voluntary Agreement.

I have read this Release and fully understand its terms. I have entered into this Release knowingly and voluntarily and understand that its terms are binding on me.

12. Partial Invalidity of Release.

If any part of this Release is held to be unenforceable, invalid or void, then the balance of this Release shall nonetheless remain in full force and effect to the extent permitted by law.

13. Headings.

The headings and subheadings in this Release are inserted for convenience and reference only and are not to be used in construing the Release.

14. Applicable Law and Venue.

Arizona law will apply in connection with any dispute or proceeding concerning this Release. Insofar as federal law does not control, venue as to any dispute regarding this Release, or interpretation thereof, shall be exclusively in Phoenix, Arizona.

15. Relationship of Severance Benefits to My Rights Under Other Benefit Plans.

I understand that the payments payable to me under paragraph 1 above shall not be taken into account for purposes of determining my benefits under any other qualified or nonqualified plans of the Company, including accrued rights I may have, if any, to retirement benefits under 4Front’s pension or other retirement plans.

16. No Sexual Harassment.

I represent and warrant that I have not suffered any sexual harassment or sexual abuse in connection with my employment by the Company, or by any officer, manager, employee, agent, customer, or supplier of the Company; that I am not currently aware of any facts or circumstances that would give rise to a sexual harassment or sexual abuse claim against the Company; and that this Release and the Severance is not a settlement or payment related to a sexual harassment or sexual abuse claim.

17. Confidentiality.

I agree that I will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized, any of the terms of this Release or the fact that I have entered into this Release, to any person, corporation, association, government agency, or other entity, other than my spouse, legal counsel, and tax advisor, except (1) to the extent necessary to report income to appropriate taxing authorities, or (2) in response to an order or subpoena of a court or government agency of competent jurisdiction. However, notice of receipt of such order or subpoena shall be immediately communicated to 4Front telephonically and in writing, so that 4Front shall have an opportunity to intervene and assert what rights it has to nondisclosure prior to my response to such order or subpoena. I agree that my spouse, legal counsel, and tax advisor shall be bound by this confidentiality provision. Any violation of this section is considered a material breach of this Release, subjecting me to a claim for damages resulting from such breach. If I violate this confidentiality provision before 4Front makes the payment specified in paragraph 1 above, then 4Front’s obligation to make such payment shall be extinguished; however, all other terms of this Release shall remain in effect.

18. Confidential/Proprietary Information and Intellectual Property.

Notwithstanding any concurrent obligations that I owe to 4Front relating to its confidential or proprietary information or Intellectual Property, that may or may not-arise from separate employment-related agreements I have previously executed with 4Front, the applicability of which shall continue and be effective after my execution of this Release, I agree to keep confidential and not to use or disclose to others any secret or confidential information, proprietary information, or trade secrets of 4Front or its members, customers, or insureds that I acquired during my employment with 4Front. I also agree to disclose to any future employers the existence and extent of any obligations that I owe to 4Front relating to its confidential or proprietary information or Intellectual Property, including the existence of any employment-related agreements I have previously executed with 4Front. “Confidential information” includes information, including electronically stored information, that is proprietary to 4Front and not publicly known, that an employee conceives, originates, discovers or develops, in whole or in part, or that was obtained or accessed as a result of employment with 4Front. I further agree that all materials, reports, data, plans, designs, concepts, models, documentation, software, products and modifications (“Inventions”) I developed during my employment with 4Front are the property of 4Front and deemed “works made for hire.” I hereby assign and transfer to 4Front any right, title, or interest in such inventions, including, but not limited to, patent, trademark, service mark, copyright, industry property protection, trade secret, or any other intellectual property rights (“Intellectual Property”). I agree to cooperate fully with 4Front by executing any necessary documents and taking any other steps as may be reasonably requested by 4Front to perfect 4Front’s sole and exclusive ownership of Inventions and to pursue Intellectual Property in the United States and any foreign countries. I understand that nothing in this Release prohibits me from reporting to any governmental authority information concerning possible violations of law or regulation and that I may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution, liability, or retaliation, provided I do so in compliance with 18 U.S.C. § 1833.

19. Non-Disparagement; Social Media.

I agree not to at any time make, publish, or communicate to any person or entity or in any public forum (including, but not limited to, social media) any defamatory or disparaging remarks, comments or statements concerning the Company or any of its businesses, operations, assets, products, services, practices (including, but not limited to, human resources and other company practices), shareholders, lenders, actual or prospective investors, directors, officers, employees, consultants or independent contractors. In addition, I agree to update my profile on social media websites (such as LinkedIn) to reflect that I am no longer an employee of the Company. If I violate this non-disparagement provision before 4Front makes the payment specified in paragraph 1 above, then 4Front’s obligation to make such payment shall be extinguished; however, all other terms of this Release shall remain in effect.

Nothing herein shall be construed to restrict or impede me from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. I agree to promptly notify the Company in writing of any such order.

20. Non-Competition and Non-Solicitation.

For a period of six (6) months after the Termination Date (the “Restricted Period”), I agree not to, directly or indirectly:

(a)

engage, own, manage, operate, control, aid or assist another in the operation, organization or promotion of, be employed by, participate in, advise, or engage in any manner with the ownership, management, operation or control of any business, which has a place of business or regularly conducts business in the Restricted Territory (as defined below) and is a Competing Business (as defined below); or

(b)

solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any person then-employed or then-engaged by 4Front, or otherwise encourage any such person to perform services for any other individual or entity, including me.

For purposes of this Release, the term “Restricted Territory” means the United States, specifically including the states of Arizona, California, Illinois, Maryland, Massachusetts, Michigan, Pennsylvania and Washington, and the term “Competing Business” means the business currently conducted and proposed to be conducted by 4Front, including (without limitation) (1) growing, producing, manufacturing, marketing, distributing and selling cannabis and products derived from cannabis, and (2) providing services to other businesses engaged in the cannabis industry.

21. Remedies.

In the event of a breach or threatened breach by me of paragraphs 17, 18, 19 or 20 of this Release, I hereby consent and agree that 4Front shall be entitled to obtain, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

22. Return of 4Front Property.

4Front confirms that, to its actual knowledge, I am not currently in possession of any 4Front documents or other 4Front property. If, following the execution of this Release, 4Front or I become aware of any such 4Front documents or other property that are or may be in my possession, care, custody, or control, 4Front will promptly notify me (or vice versa) and I will cooperate with 4Front to either return, or confirm the destruction of, such 4Front documents or other property, as appropriate.

23. Availability and Cooperation.

I agree to cooperate, at the request of 4Front, in the defense and/or prosecution of any charges, claims, and/or lawsuits relating to matters occurring during the period of my employment and about which I may have relevant information. In addition, during the Restricted Period, I agree to make myself available to 4Front and its representatives, upon request, to assist with transitioning my duties and related matters. To the extent that my cooperation with 4Front pursuant to this paragraph 23 requires me to travel outside of the Phoenix, Arizona metropolitan area, or to actually incur other out-of-pocket costs or expenses, 4Front will reimburse me for my reasonable travel or other out-of-pocket costs and expenses, provided that I notify 4Front and receive approval prior to incurring any such costs or expenses in excess of $500.

24. Seven Day Revocation Period.

I understand that I have a period of seven (7) calendar days following the date I deliver a signed copy of this Release to revoke this Release by giving written notice to Kaitlin Sweeney, 4Front’s Director of People and Culture, at kaitlin.sweeney@4frontventures.com, with a copy to Leo Gontmakher, 4Front’s Chief Executive Officer, at leo@mahaconsulting.com. This Release and my entitlement to payments and benefits under paragraph 1 above will be binding and effective upon the expiration of this seven day period if I do not revoke the Release, but not before that time.

25. Section 409A of the Code.

This Release shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exception thereto and each provision of the Release shall be interpreted, to the extent possible, to comply with Section 409A or an exception thereto. Nevertheless, 4Front does not and cannot guarantee any particular tax effect or treatment of the amounts due under this Release. Except for 4Front’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, 4Front will not be responsible for the payment of any applicable taxes on compensation paid or provided pursuant to this Release. Notwithstanding any other provision of this Release to the contrary, neither the time nor schedule of any payment under this Release may be accelerated or subject to further deferral except as permitted by Section 409A of the Code and the applicable regulations. You do not have any right to make any election regarding the time or form of any payment due under this Release. Notwithstanding anything in this Release to the contrary, if 4Front concludes, in the exercise of its discretion, that the severance benefits described in this Release are subject to Section 409A of the Code no severance payment will be paid prior to your “separation from service” as defined in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)). Installment payments shall be treated as separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

If the severance benefits described in this Release are subject to Section 409A of the Code, and if you are a “specified employee” as defined in Treasury Regulation Section 1.409A-l(i)(l) on the date of your termination of employment, such payments shall not begin until the first day of the seventh month following your “separation from service” as defined in Treasury Regulation Section 1.409A-l(h) (applying the default rules of Treasury Regulation Section 1.409A-l(h)).

Brad kotansky	SS#	117 88 8499
Employee Name (Please Print)

/s/ Brad kotansky	Date	4/15/20
Employee Signature

Received and acknowledged by:

4FRONT VENTURES CORP.

By:	/s/ Leo Gontmakher	Date	4/21/2020
Name:	Leo Gontmakher
Title:	Chief Executive Officer

EXHIBIT A

Amended and Restated Option Certificate

(See attached)

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